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FLEMINGTON
PHARMACEUTICAL
CORPORATION






December 9, 1996


Ms. Marcy J. Adrian
ALTANA INC.
60 Baylis Road
Melville, N.Y. 11747

Dear Marcy:

I have countersigned, dated and am returning the agreement.

Exhibit A will be forthcoming shortly.

Our invoice for the payment due on signing is enclosed.

If there are questions, please call.

Sincerely,

/s/ Robert F. Schaul
-----------------------------
Robert F. Schaul

Encl.





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FLEMINGTON
PHARMACEUTICAL
CORPORATION


December 9, 1996




ALTANA INC.
60 Baylis Road
Melville, N.Y. 11747

Invoice No.: 96-166


     First payment per agreement dated
     December 7, 1996                                                $12,500.00

          Total                                                      $12,500.00







Bank Transfer Information:
Summit Bank - Hackensack
ABA Routing No.: 02-120-2162
Account No.: 113647
MEMBER FEDERAL WIRE SYSTEM






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                                    AGREEMENT

         This Agreement made and effective this 7th day of December 1996, (the "Effective Date"), by and between ALTANA INC., a New York corporation having offices at 60 Baylis Road, Melville, New York 11747, hereinafter referred to as "Altana") and FLEMINGTON PHARMACEUTICAL CORP., a corporation with offices at 43 Emery Avenue, Flemington, New Jersey 08822 (hereinafter referred to as "Flemington").

         WHEREAS, Flemington is a pharmaceutical company engaged in the development of various products, including a nitroglycerin lingual spray, and

         WHEREAS, Altana is a pharmaceutical company which markets a nitroglycerin topical ointment under the name Nitrol(R), and Altana desires to obtain the exclusive rights to market Flemington's nitroglycerin lingual spray product in the United States; and

         WHEREAS, Flemington desires to grant such exclusive rights to Altana;

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, Flemington and Altana agree as follows:

         1. Definitions.

                  (a) Product means Nitroglycerin in a glass spray canister, which is in compliance with the specifications to be set forth by mutual agreement of the parties in an ANDA, defined below, and for which the approval of the United States Food and Drug Administration (FDA) ultimately grants approval.

                  (b) ANDA means an Abbreviated New Drug Application for the Product, to be prepared by Flemington and delivered by it to Altana for filing in Altana's name with FDA.


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                  (c) Acceptance For Filing means that FDA has accepted the ANDA for the Product and an application number has been assigned by FDA to the ANDA.

                  (d) FDA Approval means approval by FDA of the ANDA for the Product, authorizing the manufacture of the Product by Flemington's contract manufacturer and its marketing and sale within the Territory by Altana.

                  (e) Territory means the United States of America, including the Commonwealth of Puerto Rico and the Territory of the Virgin Islands.

                  (f) CGMP means current Good Manufacturing Practices, as promulgated and enforced by FDA pursuant to regulations adopted from time to time under authority of the Food, Drug and Cosmetics Act (the Act), detailing requirements for licensed manufacturing facilities.

          2. Grant.

                  (a) During the Term of this Agreement, subject to the terms and conditions set forth herein, Altana shall have exclusive rights to sell and distribute the Product within the Territory.

                  (b) The ANDA shall be filed showing Altana as the sole applicant, and it is the Parties' intent that the approved ANDA shall continue throughout the Term of the Agreement to be in the sole name of Altana.

                  (c) Nothing in this Agreement shall be construed to grant any license to Altana to manufacture the Product under any inventions, secret formula(e), secret process(es) or other confidential or secret information owned or controlled by Flemington or Rapid Spray, whether or not patented, relating to the Product or its manufacture.

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          3. Registration.

                  (a) Promptly following execution of this Agreement by the Parties, Flemington shall proceed diligently to prepare an ANDA for the Product in a canister containing approximately 200 doses (spray activations) of the active ingredient and deliver the same to Altana for filing by it with FDA.

                  (b) Altana shall be kept fully informed by Flemington of the progress of the preparation of the ANDA, and Altana's regulatory affairs personnel shall have full opportunity for review of and input on the form and contents of the ANDA.

                  (c) Following acceptance of the filing of the ANDA by FDA, and the completion of development, including necessary stability testing, of a second size of canister to contain approximately 300 doses, Flemington shall prepare and submit to Altana for filing with FDA an Amendment to the ANDA also seeking approval for the second size canister.

                  (d) Following filing, Flemington shall provide Altana with all necessary assistance and support in responding to any requests from FDA for additional information or data.

                  (e) The Parties agree that their mutual intent is that no in vivo bioequivalency study for the Product is to be carried out or included in the ANDA. Rather, it is their intent that the ANDA will contain a request, pursuant to 21 CFR Section 320.22(a) and 21 CFR Section 320.22(b)(5) for a waiver of the requirement of an in vivo bioequivalence study on the grounds that the Product for which approval is being sought is (a) an oral solution; (b) its active drug ingredient is in the same concentration as the FDA-approved nitroglycerin spray product being marketed by Rhone-Poulenc Rohrer, and (c) it contains no inactive ingredient known to significantly affect absorption of the active drug ingredient.








                                        3




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          4. Payments.

                  (a) Altana shall pay to Flemington for the Product rights granted herein, the following amounts:

          (i)   upon execution of this Agreement:            $ 12,500.00

          (ii)  upon Acceptance For Filing of the ANDA:      $ 12,500.00

          (iii) upon FDA Approval of the ANDA:               $250,000.00

                  (b) If FDA shall refuse to file the ANDA as submitted, or if the ANDA shall be filed but then either be disapproved by FDA or FDA should demand submission of additional data which the parties are unable to satisfy, Flemington shall be under no obligation to return to Altana funds paid pursuant to Paragraphs 4(a)(i) or (ii), or both, above. Notwithstanding anything to the contrary in this Paragraph 4(b), if FDA files the ANDA and subsequently demands in vivo bioequivalence testing, any funds paid pursuant to 4(a)(ii) will be refunded to Altana.

                  (c) Altana shall reimburse Flemington for the costs of all stability testing for the 300-spray canister subsequently to be added to the ANDA via Amendment.

          5. Orders.

                  (a) Altana shall purchase all of its requirements for Product exclusively from Flemington.

                  (b) Altana shall submit to Flemington an annual forecast, on a month-by-month basis, of its requirements of Product, commencing upon evidence of imminent approval of the ANDA. Such forecast shall be revised on an annual basis and shall not be binding on either Altana or Flemington.


                                        4

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                  (c) From time to time but at least 90 days prior to the
specified delivery date, Altana shall submit firm purchase orders setting forth quantities, delivery dates and shipping instructions.

                  (d) Firm purchase orders for Product submitted by Altana to Flemington shall automatically be deemed accepted if it is within 150% of Altana's forecasted requirements for Product in the month of requested delivery. Flemington shall exercise its best efforts to accommodate Altana if purchase orders exceed the 150% of the forecasted amount.

                  (e) The minimum order quantity for any single order is 20,000 units.

          6. Price.

                  (a) The Price to be paid by Altana to Flemington shall be $4.50 per 200 spray canister of Product, packaged in individual packages with a label of Altana's design affixed to the exterior of the canister and each individual canister in its own container with an insert or outsert.

                  (b) The Parties shall agree upon a reduction in price if Altana elects to perform the final packaging.

                  (c) The price for the 300 spray canister shall be agreed upon by the Parties.

                  (d) It is the intent of the Parties that both Flemington and Altana be able to maintain reasonable gross margins on sales. The Parties recognize, however, that unanticipated market, regulatory or other conditions may adversely impact either Flemington's cost of goods or the price at which Altana can sell the Product, and that both of the Parties may not be able to maintain their presently anticipated respective margins. In that case, the Parties agree to negotiate pricing with the intent of producing an outcome which is fair and equitable to both Parties. If the Parties are unable to resolve pricing to their mutual satisfaction, the Party raising

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the subject may submit the issue to Arbitration as elsewhere provided in this
Agreement, the arbitrators, however, shall be directed to honor the Parties' mutual expectation of a reciprocal opportunity to earn a fair profit.

                  (e) Payment shall be made in United States dollars 30 days from the date of invoice.

                  (f) The Product will be shipped F.O.B. site of manufacture.

          7. Trademarks and Labeling.

                  (a) Before initial production, Altana shall provide Flemington with "camera-ready" artwork (which may be in agreed-upon electronic form) for the label to be affixed to each individual canister of Product, for the outer package and for the package insert (or outsert).

                  (b) Altana and Flemington agree that trademarks used on the Product manufactured for Altana under this Agreement are the exclusive property of Altana and Flemington shall have no rights thereto. Upon termination, Flemington agrees that it will not use any Altana trademark.

          8. Specifications.

                  (a) Product sold to Altana hereunder shall meet the specifications set forth in Exhibit A hereto (the "Specifications"). Altana shall examine the Product within sixty (60) days after receipt. If the Product does not meet the Specifications, Altana shall immediately notify Flemington. Product which does not meet the Specifications shall be returned to Flemington at Flemington's expense and the purchase price therefor credited to Altana's account. Any such Product shall be replaced by Flemington as promptly as possible.
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                  (b) Altana shall have the option, with respect to any lot of
Product, to rely upon a certificate of analysis issued by Flemington or its contract manufacturer, upon the basis of testing performed by Flemington or its contract manufacturer. Flemington shall send or cause to be sent such certificate of analysis for each lot of Product delivered to Altana.

                  (c) If the alleged defect is an issue of chemistry any dispute between the Parties as to whether or not Prouct is defective shall be referred by them to a mutually acceptable independent laboratory. If the alleged defect is something other than chemistry, any dispute between the Parties as to whether or not Product is defective shall be referred by them to a mutually acceptable industry expert. The cost of the laboratory (including the cost of assays and any other services) or the expert's fees, as applicable, shall be borne by the Party whose position was found to be in error.

          9. Warranties and Indemnification.

                  (a) Flemington warrants that all Product delivered to Altana pursuant to this Agreement will at the time of such delivery not be adulterated or misbranded within the meaning of the Act, as amended, or within the meaning of any applicable state or municipal law in which the definitions of adulteration or misbranding are substantially the same as that contained in the Act, as such Act and such laws are constituted and effective at the time of delivery and will not be an article which may not, under the provisions of such Act, be introduced into interstate commerce. Notwithstanding anything to the contrary in this paragraph, Flemington's warranty hereunder does not extend to any packaging or labeling provided by, or which is the responsibility of Altana.

                  (b) Flemington represents and warrants to Altana that neither the importation of Product into the Territory, nor the sale and distribution of Product by Altana within the Territory, will infringe upon the right of any other person, including, without limitation, any patent infringement.

                  (c) Flemington hereby indemnifies Altana and undertakes to hold it harmless against all damages, costs and expenses incurred as a result of any claims or suits arising solely out of the sale by Altana of Product (whether in the nature of product liability, patent infringement or otherwise) sold by Flemington or its contract manufacturer, without any action by Altana subsequent to delivery of Product contributing thereto; provided that prompt notice is given to Flemington of any such claim or suit, and provided further that Flemington shall have the option to undertake and conduct the defense of any suit so brought, and that no settlement of any such claim or suit is made without the advance written consent of Flemington to the fact and terms of such settlement.

          10. Term and Termination.

                  (a) The term of this Agreement shall be the market life of the Product.
                  (b) This Agreement, and the rights and obligations of the Parties under it (other than those which may have become vested before termination) may be terminated:


                      (1) Without action by either Party if FDA refuses to file the ANDA without a supporting bioequivalence study or demands such study to complete the review of the ANDA.

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                      (2) Without action by either Party if FDA, in a final
                  agency action, denies approval and the Parties do not elect jointly to appeal that denial.

                      (3) By written notice from one Party to the other if the
                  Party to which the notice is directed is in material breach of its obligations under this Agreement, in which case termination shall become effective 60 days after the date of giving of the notice, unless the breach has been cured within the period.

                      (4) By Altana if the importation, manufacture or
                  distribution of Product within the Territory is determined to infringe upon the right(s) of a third party, in which case, Flemington shall reimburse any monies, paid to it by Altana under Paragraph 4(a) of this Agreement.

                      (5) By Flemington if Altana shall discontinue selling the
                  Product within the Territory.

                  (c) If this Agreement shall be terminated by Flemington pursuant to Paragraph 10(b)(3), above, Altana agrees, upon written request of Flemington, to transfer the ANDA to Flemington, and to execute any documents necessary to effect such transfer with FDA, at no cost to Flemington.

          11. Physician or Consumer Adverse Reaction Reports, Complaints and/or Inquiries.

                  Flemington and Altana agree that Altana shall be primarily responsible for responding to all consumer and/or physician adverse reaction reports, inquiries and/or complaints regarding use of the Product. Where Altana is unable to provide an adequate response to a consumer and/or physician inquiry for any reason, Altana shall seek the advice of Flemington. Flemington agrees to promptly respond to Altana's request for advice so that Altana may maintain its record of prompt response to all consumer and/or physician reports, complaints, or inquiries. In the event of consumer and/or physician inquiries or complaints concerning the physical attributes of the Product, Flemington agrees to provide Altana with all necessary information to provide an appropriate response. In the event consumer and/or physician complaints identify a troublesome trend regarding Product quality, Altana and Flemington agree to cooperate fully in the investigation and resolution of any problem which might be identified.

          12. Recall.

              In the event (a) any government authority issues a request, directive or order that the Product be recalled, or (b) a court of competent jurisdiction orders such a recall, or (c) Altana reasonably determines after consultation with Flemington that the Product should be recalled, the Parties shall take all appropriate corrective actions. In the event that such recall results from any cause or event arising from a failure of the Product to meet its specifications, or a breach of Flemington's warranties set forth in this Agreement, Flemington shall be responsible for all expenses of the recall.


          13. Confidentiality.

              Any and all information, data or know-how received by one Party from the other shall be maintained in confidence by the Party which receives it. Upon expiration or earlier termination of this Agreement all such information (together with any and all writings or copies which may contain it) shall be returned to the disclosing Party upon request. Failure to request return of any such information shall not be construed as in any way releasing the obligation of the recipient to maintain its confidentiality. The obligation set forth herein shall not apply to information which: (a) the recipient can show by clear and convincing evidence was already known to it before disclosure;
(b) is or comes into the public domain through no act or omission of the recipient; (c) becomes known or available through a third party not under any obligation of confidentiality to the recipient; or, (d) is required to be disclosed pursuant to judicial process or order, or the disclosure of which is necessary for Federal or State regulatory approval or compliance.

          14. Assignment

              This Agreement may not be assigned by Altana, except to a parent, subsidiary or affiliate of Altana or to an entity acquiring all or substantially all of Altana's assets, without the consent of Flemington, which consent shall not be withheld unreasonably.

          15. Miscellaneous Provisions.

              (a) The performance by either Party of any obligation under this Agreement, other than an obligation to pay money, shall be excused for any reason customarily regarded as constituting force majeure.

              (b) Except as may otherwise be expressly authorized in writing, neither Party shall have, or hold itself out as having, any power or authority to bind the other.

              (c) This Agreement may only be amended, modified or supplemented by a writing specifically identifying itself as such, which writing must be executed with the same formality as this Agreement. Any party or person asserting that this requirement of a writing for

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such a purpose was waived orally shall have the burden of proving the fact of such a waiver by clear and convincing evidence.

              (d) Any formal notice or communication from one Party to the other pursuant to this Agreement (which is not intended by the Parties to include ordinary day-to-day business communications) shall be sent by the giver to the receiver in writing via fax, with confirming copies via both ordinary and certified mail.

              (e) This Agreement is to be controlled by and interpreted in accordance with the law of the State of New Jersey.

              (f) Any dispute between the Parties shall be resolved by arbitration pursuant to the rules and under the auspices of the American Arbitration Society. The place of arbitration shall be in the Borough of Manhattan, New York City, New York, unless otherwise mutually agreed.

              (g) This Agreement is intended by the Parties to be an integrated document and to express their entire agreement regarding its subject matter. Any other, earlier or inconsistent statements or expressions, written or oral, as to the subject matter are expressly superseded.

              (h) This Agreement is to be executed in multiple counterparts. Any one of such counterparts bearing original signatures, or any two counterparts which taken together bear the original signatures of both Parties, shall be deemed to be an original of this Agreement.

              (i) The headings used in this Agreement are for convenience only and are not a part of the Agreement.

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              IN WITNESS WHEREOF, the undersigned authorized representative of the Parties have signed this Agreement effective the date set forth above.

FLEMINGTON PHARMACEUTICAL CORP.             ALTANA INC.



By: /s/ Robert F. Schaul                    By: /s/ Marcy J. Adrian
    ------------------------                   ------------------------------

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